1
\\FS29\SYS\LEGAL\WPDOC2\NSAR\2002\FSS-77M2002.doc
NAME OF REGISTRANT
Franklin Strategic Series
File No. 811-6243

EXHIBIT ITEM No. 77M:    Mergers

Pursuant to a Plan of Reorganization by and between FTI Funds, a business trust created under the laws of the Commonwealth of Massachusetts, and Franklin Strategic Series, a business trust created under the laws of the State of Delaware, FTI Large Capitalization Growth Fund, will convey, transfer and deliver to Franklin Strategic Series, at the closing provided for in
Section 3, all of its then-existing assets. The Agreement and Plan of Reorganization was made on February 25, 2002 and can be found in full, with exhibit No. 77q(g).